                                                         EXHIBIT 10.27


*Portions of this document have been omitted pursuant to a request for confidential information.


                        AMENDED AND RESTATED LICENSE AGREEMENT

     This Amended and Restated License Agreement is entered into and made effective as of the 30th day of December, 1997 by and between Sudormed, a California corporation, having its principal place of business at 12341 Newport Avenue, D-200, Santa Ana, California 92705 (hereinafter "LICENSOR"), and Pacific Biometrics, Inc., a Delaware corporation having its principal place of business at 1370 Reynolds Avenue, Suite 119, Irvine, California 92614 (hereinafter "LICENSEE") and, for the purposes of Section 7a only, William R. Miller, an individual currently having a place of residence at 10841 Hideaway Drive, Santa Ana, California 92705 ("MILLER"), and Donald W. Schoendorfer, an individual currently having a place of residence at 1842 White Stone Terrace, Santa Ana, California 92605 ("SCHOENDORFER").

     WHEREAS, LICENSOR (as assignee of Sudor Partners, a partnership organized under the laws of the State of California) and BioQuant, Inc., (a wholly-owned subsidiary of LICENSEE and successor-in-interest to CEO Advisors, Inc.) are parties to that certain License Agreement dated December 31, 1992, as amended pursuant to Amendment No. One to License Agreement dated August 6, 1993, assigned to BioQuant, Inc., a Michigan corporation on October 14, 1993, and further by Letter Agreement dated September 14, 1994 (the "Osteo License"); and

     WHEREAS, LICENSOR (as assignee of Sudor Partners, a partnership organized under the laws of the State of California) and BioQuant, Inc. (a wholly-owned subsidiary of LICENSEE and successor-in-interest to CEO Advisors, Inc.) are parties to a License Agreement dated October 1, 1993, amended by Letter Agreements dated March 14, 1994, July 27, 1994 and September 14, 1994, and assigned to BioQuant, Inc., a Michigan corporation, on October 14, 1993 (the "Lead License"); and

     WHEREAS, LICENSOR and LICENSEE desire to amend and restate the Osteo License and the Lead License to provide that LICENSEE be the licensee thereunder, and increase the scope thereof and otherwise modify the terms thereof, all as set forth herein; and

     WHEREAS, LICENSOR is the exclusive owner with right to grant licenses of certain proprietary information relating to the use of skin patches; and

     WHEREAS, LICENSEE desires a certain exclusive license under such Proprietary Information, which license LICENSOR is willing to grant.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, the parties hereto agree as follows:

     1.   DEFINITIONS.

          As used herein, the following terms shall have the following meanings:

          a. The term "Field Of Use" shall mean the use of skin patches for all applications covered by the Licensed Technology, other than laboratory testing for the presence of (i) cocaine, marijuana, opiates, phencyclidines, amphetamines and alcohol or metabolites thereof, and (ii) substances susceptible to abuse listed at any time during the term of this Agreement in United States of America Drug Enforcement Administration Schedules I, II, III, IV and V, or metabolites thereof, including without limitation barbiturates, benzodiazepines, lysergic acid diethylamide and methadone, where detection levels are consistent with abuse of such substances, excluding laboratory testing for the presence of such substances in connection with therapeutic applications.

          b. The term "Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with the first Person. For purposes of this definition, "control" means: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Notwithstanding the foregoing, MILLER and SCHOENDORFER shall be deemed Affiliates of LICENSOR.

          c. The term "Person" shall mean any person, corporation, organization, body or other legal entity.

          d. The term "Licensed Know-How" shall mean any and all confidential information, trade secrets, research and results thereof, technology, know-how, discoveries, records of inventions, developments, improvements, techniques, data, methods, processes, instructions, formulae, recipes, drawings and specifications relating to the research, development, registration, use, marketing or sale of skin patches, owned or controlled by LICENSOR or its Affiliates as of the date hereof and thereafter acquired.

          e. The term "Licensed Patents" shall mean United States Patent Numbers 4,957,108, 5,076,273, 5,203,327, 5,441,048, 5,438,984, 5,445,147,
5,465,713, 5,589,346 and United States Patent Application Numbers 08/483,504 and 08/454,850 and any corresponding foreign patent applications, and any continuations, continuations-in-part, divisions, reissues or extensions of the foregoing, and any patents issuing form the foregoing applications, and any patent now or hereinafter owned or controlled by LICENSOR or its Affiliates necessary for the development, manufacturing, use and/or commercialization of skin patches.

          f. The term "Licensed Technology" shall mean the Licensed Patents and the Licensed Know-How.

          g. The term "Licensed Products" shall mean any skin patch which embodies or otherwise uses the Licensed Technology.

          h. The term "Osteoporosis" shall have its ordinary medical meaning, namely the abnormal decrease in density, but not volume, of bone.

          i. The term "Improvements" shall mean all modifications of a Licensed Product or method of using a Licensed Product.

          j. The term "Supply Agreement" shall mean that Supply Agreement dated the date hereof between LICENSEE and LICENSOR.

     2.   LICENSE GRANT, EXCLUSIVITY.

          a. Subject to the payment of the fees and the other conditions hereinafter set forth, LICENSOR hereby grants to LICENSEE an exclusive, worldwide license under the Licensed Technology to use and sell Licensed Products but solely for application within the Field Of Use. Such exclusivity shall be subject to LICENSEE's obligations under Section 3.2 of the Supply Agreement. LICENSEE shall have no right to manufacture Licensed Products except as provided for in paragraph 4.1 of the Supply Agreement.

          b. LICENSEE shall purchase the Licensed Products only from LICENSOR, or an assignee of LICENSOR of its rights under this Section 2.b. The terms and conditions of purchase are set forth in the Supply Agreement, of even date herewith.

          c. LICENSEE may grant sublicenses to others, including end-users, to use or sell Licensed Products purchased by LICENSEE from LICENSOR but only if such sublicenses are expressly limited in writing to applications within the Field Of Use, it being the intention that all purchasers, including the end-users, of Licensed Products are to be limited in writing to use of the Licensed Products within the Field Of Use. No other sublicenses may be granted by LICENSEE. LICENSEE shall notify the LICENSOR of all sublicenses granted by LICENSEE within 10 days of execution of such a sublicense.

          d. Termination under any of the provisions of Section 8 of the license granted to LICENSEE in this Agreement shall terminate all sublicenses which may have been granted by LICENSEE provided that all sublicensees may thereafter use within the Field of Use any Licensed Products then in possession of sublicensee and, provided further, that LICENSOR may elect to continue any license granted under a sublicense of LICENSEE by advising any sublicensee within sixty (60) days of such termination of its desire to continue the sublicense and provided the sublicensee agrees in writing to assume in respect to LICENSOR all the obligations (including obligations for payment) contained in its sublicensing agreement with LICENSEE. Any sublicense granted by LICENSEE shall contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of sublicenses.

          e. The granting by LICENSEE of sublicenses under the Licensed Products shall be in the discretion of LICENSEE, and LICENSEE shall have the sole power to determine whether or not to grant such sublicenses, the identity of the sublicensees, and the conditions of such sublicenses other than those dictated by this License Agreement.

          f. Notwithstanding Sections 2c, 2d and 2e above, if prior to the grant of a sublicense, LICENSEE provides such sublicense to LICENSOR and LICENSOR specifically agrees in writing (which shall not be unreasonably withheld) that such sublicense, or selected portions thereof, may survive a termination of the license granted to LICENSEE in this Agreement, then such sublicenses, and only such sublicenses, shall be automatically assigned by LICENSEE to LICENSOR so that LICENSOR shall be the direct licensor to each such sublicensee, upon termination of the license as provided in Section 8..

     3.   LICENSE FEES, CONSIDERATION, PAYMENTS

               a.   LICENSEE shall pay LICENSOR an aggregate of [
                                     *                 ] in license Fees as
                    Follows
                        [



                                             *















                                                       ]


               None of the foregoing license fees shall be refundable by LICENSOR or creditable against any other obligations of LICENSEE hereunder.

*Omitted pursuant to a request for confidential treatment.

          b.   LICENSEE shall pay to LICENSOR an additional license fee of
[        *        ] for each Licensed Product purchased by LICENSEE or its
Affiliates and sublicensees from LICENSOR (or its assignees). Such additional license fee shall be due and payable concurrently with the purchase price for such Licensed Product. No such license fee shall be payable with respect to Licensed Product purchased with a bona fide intent to use in a clinical or marketing study for which LICENSEE or its Affiliates or sublicensees do not charge customers or end users for the Licensed Product. If LICENSEE or its Affiliates or sublicensees do subsequently charge for such units of Licensed Products, such additional license fee shall be immediately due and payable.

          c.   An additional license of [             *                    ]
shall be due at the end of each Payment Period (as defined in Section 3g below) with respect to Licensed Products labeled for use for the diagnosis of Osteoporosis. If the amount paid or due under subparagraph (b) with respect to such Licensed Products for Osteoporosis in such Payment Period is less than [
         *      ], LICENSEE shall pay the difference between the amount paid or
due under the terms of subparagraph (b) and [     *      ] for that Payment
Period.

          d.   LICENSEE has previously paid LICENSOR [
       * ]. Such amount may be credited by LICENSEE against payments to LICENSOR pursuant to subparagraph (b) or subparagraph (c) above.

          e. In the event LICENSEE or its Affiliates (or sublicensees) sell or otherwise transfer for value any Licensed Product which was not purchased from
LICENSOR, LICENSEE shall pay to LICENSOR an additional license fee of [      *
   ] for each such Licensed Product, as adjusted in accordance with the following provisions of this Section 3e. In the event that such Licensed Product is purchased from a third party, and LICENSEE's purchase price per unit payable to

* Omitted pursuant to a request for confidential treatment.

such third party exceeds the price per unit which LICENSEE would pay to
LICENSOR under the Supply Agreement, then such excess price per unit shall be
deducted from the [          *          ] payable by LICENSEE to LICENSOR, but
in no event shall the amount so deducted exceed [              *            ].
For purposes of the foregoing, LICENSEE's purchase price shall not include any amounts payable to such third party for matters other than manufacturing and supply of the Licensed Product, even if such other amounts are payable on a per unit basis. In the event that such Licensed Product is manufactured internally by LICENSEE, and LICENSEE'S direct cost thereof exceeds the price per unit which LICENSEE would pay to LICENSOR under the Supply Agreement, then such excess cost
per unit shall be deducted from the [            *             ] payable by
LICENSEE to LICENSOR, but in no event shall the amount so deducted exceed [
      * ]. For purposes hereof, LICENSEE's direct cost shall mean only the sum of the costs of direct labor, direct material and normal production overhead, all determined in accordance with generally accepted accounting principles.

          f. In addition to the payments set forth above, LICENSEE shall pay to LICENSOR a processing fee for each Licensed Product which is analyzed after use for diagnostic or evaluative purposes (whether by LICENSEE, an Affiliate or sublicensee of LICENSEE, a distributor of LICENSEE, a customer of LICENSEE, an end-user or any third party using any Licensed Product, whether or not supplied pursuant to the Supply Agreement). Such processing fee shall be:

               [


                                        *
                                                  ]

*Omitted pursuant to a request for confidential treatment.

                   [
                                          *

                                                  ]

          Such processing fee shall also apply if no separate analysis procedure is required, as in the case, for example, of a Licensed Product which changes appearance to indicate results (a "Self-Analyzing Product"), provided however, that in the event LICENSEE commences marketing Self-Analyzing Product, LICENSEE and LICENSOR shall mutually evaluate appropriate modifications to the processing fees for such Self-Analyzing Product.

          No such processing fee shall be payable with respect to analyses
conducted (i) on the first [      *     ] units of Licensed Product purchased by
LICENSEE under the Supply Agreement, and (ii) for no charge to a customer or end user in connection with clinical or marketing studies conducted by LICENSEE, an Affiliate or sublicensee of LICENSEE.

          g. All license and other payments under this License Agreement shall be made payable to LICENSOR. The amounts set forth in Section 3e and Section 3f above shall be first calculated for the three (3) months ending December 31, 1997, and again at the end of each and every three-month period thereafter (each such three-month period shall be referred to herein as a "Payment Period"). The minimum amount provided for in Section 3c above shall be paid on the last day of each Payment Period and any other amount for such Payment Period shall be paid within sixty (60) days after such Payment Period.

          h. Except as set forth in Section 3i below, failure to make any payment within fifteen (15) days after the date due under this License Agreement shall result in the termination of this

*Omitted pursuant to a request for confidential treatment.

License Agreement upon written notice by LICENSOR to LICENSEE if such amount is not paid within five (5) days of such notice. Notwithstanding the foregoing, if LICENSEE has failed to pay (i) processing fees under Section 3f above, as a result of a good-faith dispute with one of its sublicensees, distributors, customers, end-users or other third-parties using any Licensed Product, or (ii) the license fees under Section 3b and 3e above, and/or the processing fees under
Section 3f above, as a result of a good-faith dispute with LICENSOR over such fees (provided all other payments have been made, including the undisputed portion of such fees), then LICENSEE shall have an additional ninety (90) days to pay such fees to LICENSOR, provided LICENSEE is diligently working in good faith to resolve such dispute. LICENSOR and LICENSEE may agree to revive this License Agreement only in writing.

          i. In addition to the other payments set forth in this Section 3 above, as a condition of this License Agreement, LICENSEE shall pay to LICENSOR, or to Marine National Bank for the benefit of LICENSOR, not later than the first day of each month, commencing on January 1, 1998, an amount equal to the interest due under that certain Promissory Note dated October 1, 1997, of LICENSOR in favor Marine National Bank, and on December 31, 1998, shall pay to LICENSOR an amount equal to the principal then due on such Note. Failure to make any payment within five (5) days of the date due under this Section 3i shall result in the termination of this License Agreement without further action by either party.

     4.   REPORTS

          LICENSEE shall submit a written report to LICENSOR, together with each payment made pursuant to Section 3, setting forth the following as to LICENSEE's and its Affiliates' operations and the operations of each of LICENSEE's and Affiliates' sublicensees, if any:

          a. The total quantity of Licensed Products purchased by LICENSEE, Affiliates and/or sublicensees from LICENSOR (or its assignees) in the preceding Payment Period, and

          b. The total quantity of Licensed Products sold or otherwise transferred for value which were purchased from a source other than LICENSOR (or its assignees), and

          c. The total number of Licensed Products for which LICENSEE or its Affiliates, sublicensees or customers or any third party using Licensed Product supplied by any of such entities provided after-use diagnostic or evaluative analysis plus the total number of Self-Analyzing Products sold or otherwise supplied by LICENSEE or its Affiliates or sublicensees, and

          d.   The license fees, processing fees and other amounts due.

          All in such detail as reasonably requested by LICENSOR to enable it to verify the accuracy of such report.

     5.   BOOKS AND RECORDS

          a. LICENSEE agrees to keep full and accurate books and records regarding the purchase, sale, use, sublicensing and analysis of Licensed Products, and to retain such books and records for at least five (5) years, in sufficient detail to enable amounts payable hereunder to be determined.

          b. LICENSEE agrees that such books and records shall be maintained in accordance with generally accepted accounting principles and that LICENSEE shall make such books and records available for inspection by LICENSOR, or its representatives, upon a reasonable advance request in writing, but not more often than one time within any twelve-month period. If LICENSEE underpays any amount due hereunder, such unpaid amount shall bear interest at Bank of America's prime rate (but not in excess of that permitted by law) from the due date thereof.

          c. LICENSEE shall include in all sublicense agreements provisions substantially identical to the foregoing to allow LICENSOR to verify compliance with this Agreement and the accuracy of all payments due hereunder.

     6.   PROSECUTION, ENFORCEMENT OF LICENSED PATENTS

          a. LICENSOR shall file, prosecute and maintain, and pay the costs thereof, of all Licensed Patents existing as of the date hereof and relating to any Improvements licensed hereunder made solely by LICENSOR or its Affiliates, in the United States and in such foreign jurisdictions as it reasonably determines. To the extent any such Improvements under the Licensed Technology are made jointly by LICENSOR or its Affiliates and LICENSEE, LICENSOR and LICENSEE shall jointly file, prosecute and maintain, and pay equally the costs thereof, of such Licensed Patents in the United States and in such foreign jurisdiction as they mutually reasonably agree.

          b. In the event that LICENSOR or LICENSEE determines or otherwise becomes aware that a third party is infringing a Licensed Patent, it will promptly notify the other party. LICENSOR may (but shall not be obligated in any event to) commence legal action leading toward an infringement suit against such third party and have the right to select counsel of its choice and to control such action as it deems appropriate. For purposes hereof, "legal action" does not mean the actual filing of a lawsuit, but rather the taking of affirmative legal steps shall suffice for purposes of commencing such action. If LICENSOR does not commence such action within ninety (90) days of such notice, LICENSEE shall have the right, but not the obligation, to institute a suit or take other legal action against such third party subject to and consistent with the respective rights of the other licensees of LICENSOR with respect to field of use other than the Field Of Use to do the same and to join in such suit or legal action. If suit is commenced by LICENSOR and the court determines that LICENSEE is a necessary or indispensable party to such lawsuit, LICENSEE shall join in such suit. In any event, each party shall reasonably assist the other party in the prosecution of such suit or legal action and in the protection and enforcement of LICENSOR's rights in and to the Licensed Technology. Subject to the terms and provisions of paragraph c. below, the party instituting such suit or legal action shall bear the costs and expenses of such suit or legal action. Notwithstanding anything herein to the contrary, LICENSEE may not settle any such action without the prior written approval of LICENSOR, which approval will not be unreasonably withheld.

          c. In the event that LICENSOR or LICENSEE, whichever is the party initiating the action pursuant to the terms of this Section 7 (the "Initiating Party"), as a result of a judgment or a reasonable settlement entered into in good faith as a result of such action, recovers royalties or other amounts from a third party, the Initiating Party shall deduct and retain from such recoveries an amount equal to all of such party's out-of-pocket costs and expenses, including, without limitation, attorneys' fees, incurred as a result of such action and then reimburse the other party for any such party's out-of-pocket costs and expenses, including, without limitation, attorneys' fees, incurred as a result of such action. The remaining amount (hereinafter referred to as the "Remainder") shall be allocated among the appropriate parties in an equitable manner taking into account the respective money damages to such parties, or as otherwise allocated by the court in which such suit or legal action is pursued.

          d. LICENSEE shall notify LICENSOR of every suspected infringement of the Licensed Patents and shall use its reasonable efforts to cause each of its Affiliates, sublicensees, distributors and customers to do the same and shall take all reasonable measures to protect

LICENSOR's rights in and to the Licensed Patents and the Licensed Products and to reasonably assist LICENSOR and LICENSEE in connection with any litigation or legal action related thereto.

     7.   IMPROVEMENTS

          a. In the event LICENSOR, MILLER or SCHOENDORFER should make any Improvements, it or he shall communicate the same to LICENSEE and LICENSEE shall have the right to use such Improvements under the terms of this Agreement. In the event LICENSOR, MILLER or SCHOENDORFER should secure the grant of Letters Patent on the Licensed Products or on any such Improvements, it will notify LICENSEE, and such Letters Patents shall be deemed a Licensed Patent within the terms of the present Agreement.

          b.   In the event LICENSEE (i) should make any Improvements and
(ii) the license under this Agreement has become non-exclusive or is terminated as a result of a breach by LICENSEE, LICENSEE hereby grants to LICENSOR a non-exclusive, perpetual worldwide license, with the right to assign and sublicense to all such Improvements, including any patents embodying such Improvements. LICENSEE agrees to promptly communicate to LICENSOR any facts known to LICENSEE respecting said Improvements. As consideration for such license, LICENSOR, or its assignees or sublicensees, shall pay to LICENSEE a
royalty equal to [   *    ] of Net Sales by LICENSOR, or its assignees or
sublicensees, of any product embodying any such Improvement, which Improvement is covered by an issued patent. For purposes of this Section 7b, "Net Sales" shall mean the amount invoiced for sales, leases or other dispositions of such product incorporating an Improvement (other than sales, leases or other dispositions to Affiliates unless such Affiliate is the end user) less the following deductions (to the extent they are not already reflected in the amount billed):

*Omitted pursuant to a request for confidential treatment.

               (a) Discounts, uncollectable debt, and wholesaler chargebacks allowed and taken in amounts customary in the trade;

               (b) Import, export, excise, sales or use taxes, tariffs and duties directly imposed and with reference to particular sales;

               (c)  Outbound transportation prepaid or allowed; and

               (d) Amounts allowed or credited on returns or retroactive price deductions.

               Such products shall be considered "sold" when billed out or invoiced to a third party. If such product is incorporated into another product or is sold in combination with other products or services and not invoiced separately, such product shall be included in Net Sales at the then current list price for such quantities of such product with any discount from list price being applied proportionately to the discount from list price of the product into which such product was incorporated or the list price of the other products sold, as the case may be. If there is no then current list price for such product, Net Sales will be based on the separate value of such product and such other products or services.

          Such royalty payment shall be made by LICENSOR or its Affiliates or sublicensees within thirty (30) days of the end of each calendar quarter and shall be accompanied by a report setting forth the Net Sales with respect to such products. The provisions of Section 5 above, regarding Books and Records, shall apply to LICENSOR in the event LICENSOR is obligated to pay royalties under this Section 7b.

          c. LICENSEE shall require that all of its sublicensees agree in writing that should such sublicensee make any Improvements, that the sublicensee grants and agrees to grant to

LICENSOR the license set forth in Section 7b above. LICENSEE shall also require that all of its sublicensees agree to promptly communicate to LICENSOR any facts known to the sublicensee respecting said Improvements.

     8.   TERMINATION

          a. Subject to Section 8b and Section 8c below, and in addition to the termination events set forth in Section 3h and Section 3i above, in the event that either LICENSOR or LICENSEE fails to perform any of its obligations under this Agreement, the other party may, in addition to any other remedy they may have, terminate this Agreement by giving sixty (60) days written notice to the defaulting party of their intention to do so, specifying the default and the intended effective date of the termination notice. Such termination notice will be effective to terminate this Agreement on the stated date unless such defaulting party has, within the sixty (60) day cure period, cured the alleged default and provided written verification establishing that the default has been cured. If, before the stated termination date, such defaulting party has cured all actual defaults, then the notifying party shall, upon written request, acknowledge in writing that the default has been cured.

          b. In the event that LICENSOR terminates the Supply Agreement pursuant to Section 2.2 thereof as a result of LICENSEE failing to pay certain amounts due under the Supply Agreement (after giving effect to the fifteen (15) day grace period therein), and if such amount is not paid in full within five
(5) days of such notice, such termination shall take effect immediately, upon the expiration of such five (5) day period.

          c. This License Agreement shall terminate after the expiration of the last Licensed Patent that contains at least one claim that reads on the Licensed Products.

     9.   EFFECT OF TERMINATION

          In the event of the termination of this Agreement pursuant to
Section 8c, LICENSEE shall have a fully paid, non-exclusive license to the Licensed Know-How for the Field of Use. Upon termination of this Agreement for any other reason, LICENSEE shall cease and desist from using and selling Licensed Products and/or Improvements, provided however that LICENSEE may continue to sell any Licensed Product in its inventory at the date of termination.

     10.  REGULATORY MATTERS

          LICENSEE shall hold title to and own in its own name, any registrations of approval from a government agency, such as the United States Food and Drug Administration (FDA), for the Licensed Products. However, if this License Agreement is terminated for any reason, other than pursuant to Section 9c, then LICENSEE agrees to negotiate in good faith the transfer of such registrations to LICENSOR.

     11.  CONFIDENTIALITY

          a. CONFIDENTIAL INFORMATION. Confidential information shall consist of (i) any information designated as confidential, and (ii) any information relating to the Licensed Products, Licensed Patents, Licensed Know-How and Improvements.

          b. EXCEPTIONS. The restrictions set forth in Section 11a. shall not apply to confidential information that (i) was generally known or otherwise generally available to the public prior to disclosure hereunder, or becomes generally known to the public subsequent to such disclosure through no wrongful act or omission of the receiving party, (ii) was known to the receiving party at time of disclosure, (iii) was received by the receiving party, without restriction, from a third party not under any obligation to the other party not to disclose it and otherwise not in violation of the other party's rights, (iv) is disclosed by the receiving party pursuant to the order or requirement of a court, administrative agency or governmental body, provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent such disclosure, or (v) has been approved for release in writing by the disclosing party.

          c.   REMEDIES.  Any breach of the restrictions contained in this
Section 11 by a party to this Agreement is a breach of this Agreement which may cause irreparable harm to the other party entitling such other party to injunctive relief in addition to all legal remedies.

     12.  GENERAL

          a. ENTIRE AGREEMENT: This Agreement sets forth the entire Agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions between them. No claimed oral agreement in respect hereto shall be considered as any part thereof. No modification or claimed waiver of any of the provision hereof shall be valid unless in writing and signed by authorized representatives of the party against whom such modification or waiver is sought to be enforced.

          b. SEVERABILITY: Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

          c. ASSIGNABILITY: LICENSEE agrees that it can neither assign its rights nor delegate its duties under this Agreement. Notwithstanding the foregoing, LICENSEE may assign its rights and delegate its duties under this Agreement to (i) an entity formed by LICENSEE together with equity investors providing adequate capital for the commercialization of the Licensed Products within the Field Of Use, or (ii) to any party in connection with the transfer of substantially all of its business, provided in both cases that such assignee expressly agrees in writing to be bound by this Agreement and to maximize the exploitation of the Licensed Products within the Field Of Use.

               LICENSOR agrees that it will not sell, transfer, assign or pledge the Licensed Patents unless such buyer, transferee, assignee or pledgee takes such Licensed Patents subject to LICENSOR's rights hereunder.

          d. GOVERNING LAW: This Agreement shall be interpreted and construed and the legal relations created herein shall be determined in accordance with the laws of the State of California.

          e. GENERAL ASSURANCES: The parties agree to execute, acknowledge, and deliver all such further instruments, and do all such other acts, as may be necessary or appropriate from time to time in order to carry out the intent and purpose of this Agreement.

          f. NOTICES AND STATEMENTS: Any notice, statement, or report permitted or required to be given under the provision of this Agreement shall be in writing signed by the party giving such notice, statement or report and shall be sent to the appropriate address given below, unless such party has been previously given ten (10) days' written notice of a change of address of the party to receive such notice, statement or report shall be sent to the changed address.

          LICENSOR:

          Sudormed, Inc.
          12341 Newport Avenue, Suite D-200
          Santa Ana, California 92705

          LICENSEE:

          Pacific Biometrics, Inc.
          1370 Reynolds Avenue, Suite 119
          Irvine, California  92614

          Any such notice, statement or report that is dispatched by prepaid registered or certified mail shall be deemed to have been duly given upon mailing thereof.

          g. WAIVER OF DEFAULT NOT BEING A WAIVER FOREVER: No waiver by LICENSOR of any provision of this Agreement shall be deemed a waiver of any other provision hereof or of any subsequent breach by LICENSEE of the same or any other provision. LICENSOR's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of LICENSOR's consent to, or approval of, any subsequent act by LICENSEE. The acceptance of late payment of fees due hereunder by LICENSOR shall not be a waiver of the automatic termination provisions of this License Agreement. No remedy or election as provided for in this Agreement shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

          h. PRODUCT LIABILITY INSURANCE: Prior to the first use of a Licensed Product clinically, LICENSEE shall add LICENSOR as a "Named Insured" on its product liability insurance coverage and provide satisfactory evidence thereof to LICENSOR, and LICENSOR shall add LICENSEE as a "Named Insured" on its product liability insurance coverage.

          i. BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of LICENSOR and LICENSEE and their respective heirs, successors and permitted assignees.

          j.   REPRESENTATIONS.

               LICENSOR hereby represents as follows:

               (1)  LICENSOR is the owner of the Licensed Patents;

               (2) LICENSOR has not licensed to any other person or entity any rights to the Licensed Patents within the Field Of Use;

               (3) to LICENSOR's knowledge, there are no actions, suits or proceedings pending or threatened against LICENSOR in any way relating to the Licensed Patents; and

               (4) to LICENSOR's knowledge, LICENSEE's use and sale of the Licensed Products within the Field Of Use does not and will not infringe the intellectual property rights of any third party.


                                        LICENSOR

                                                     SUDORMED, INC.

Dated: 12/30/97                           By: /s/ William R. Miller
       -----------------------------         -----------------------------------
                                                William R. Miller, President

Dated: 12/30/97                          /s/ William R. Miller
       -----------------------------    ----------------------------------------
                                        William R. Miller, Individually, for
                                        purposes of Section 7a only



Dated: 12/30/97                         /s/ Donald W. Schoendorfer
       -----------------------------    ---------------------------------------
                                        Donald W. Schoendorfer, Individually,
                                        for purposes of Section 7a only

                                        LICENSEE

                                             PACIFIC BIOMETRICS, INC.

Dated: 12/30/97                         By: Paul G. Kanan
       -----------------------------        ----------------------------------
                                            Paul G. Kanan, President and Chief
                                            Executive Officer